Exhibit 10.50
EXECUTION COPY
THE BANK OF NOVA SCOTIA
600 Peachtree Street, N.E.
Suite 2700
Atlanta, Georgia 30308
March 17, 2006
The Kansas City Southern Railway Company
427 West 12th Street
Kansas City, Missouri 64105
Attention: Paul J. Weyandt
Ladies and Gentlemen:
          You have advised The Bank of Nova Scotia (“Scotia”) regarding the desire of The Kansas City Southern Railway Company, a Missouri corporation (the “Borrower”), to amend and restate its existing $250 million Credit Agreement dated as of March 30, 2004 (as amended by (i) Amendment and Waiver No. 1 to the Credit Agreement and Amendment No. 1 to the Security Agreement, dated as of December 22, 2004, (ii) Amendment and Waiver No. 2 to the Credit Agreement, dated as of September 30, 2005, (iii) Amendment No. 3 to the Credit Agreement, dated as of November 4, 2005, (iv) Waiver No. 3 to the Credit Agreement, dated as of December 8, 2005, and (v) Waiver No. 4 to the Credit Agreement, dated as of March 1, 2006, and as may be further amended or otherwise modified from time to time, the “Existing Credit Facility”). In order to amend and restate the Existing Credit Facility (the “Restatement”) in its entirety, you have requested that Scotia (a) provide you with its financing commitment for the entire $371.2 million of Senior Bank Financing (as hereinafter defined) described in this letter and in the summary of certain terms and conditions attached hereto as Exhibit A (the “Summary of Terms” and, together with this letter, this “Commitment Letter”) and (b) provide you with its best efforts undertaking to arrange a syndicate (in such capacity, the “Lead Arranger”) of Lenders (as defined under the section “Lenders” in the Summary of Terms) for the Senior Bank Financing.
          We understand that the funding required to effect the Restatement, to pay the fees and expenses incurred in connection therewith and to provide for the ongoing working capital and general corporate needs of the Borrower (as defined in the Summary of Terms) and its subsidiaries shall be provided from the incurrence by the Borrower of the Senior Bank Financing.
          We further understand that the senior secured bank financing (the “Senior Bank Financing”) will be in the form of (i) a term loan facility in the amount of $246.2 million (the “Term Loan B Facility”), and (ii) a revolving credit facility in the amount of $125 million (the “Revolving Credit Facility”, together with the Term Loan B Facility, the “Credit Facilities”).
          Scotia is pleased to commit to provide, subject to and upon the terms and conditions set forth herein and in the Summary of Terms, the entire amount of (i) the Revolving Credit Facility and (ii) the Term Loan B Facility, in each case, on the terms and conditions set forth herein and in the Summary of Terms. It is understood that (i) Scotia shall act as sole lead arranger and sole bookrunner for the Senior Bank Financing (the “Lead Arranger”) and (ii) Scotia will act as administrative agent for the Senior Bank Financing. It is further understood that the Lead Arranger shall be permitted to designate (after
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consultation with and agreement of the Borrower, such agreement not to be unreasonably withheld) one or more Lenders as agents or co-agents, as the case may be, with respect to the Senior Bank Financing, and that no titles may be given, or compensation paid, to Lenders without the Lead Arranger’s consent.
          The Lead Arranger reserves the right, prior to or after execution of the definitive credit documentation for the Senior Banking Financing, to syndicate all or part of its commitments for the Senior Bank Financing to one or more lending institutions of which you shall approve, such approval not to be unreasonably withheld, that will become parties to such definitive credit documentation pursuant to a syndication to be managed by the Lead Arranger, and the commitments of the Lead Arranger hereunder shall be reduced as and when commitments are received from the Lenders as described in the immediately preceding paragraph. The Lead Arranger shall commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree actively to assist the Lead Arranger in achieving a syndication that is satisfactory to the Lead Arranger. To assist the Lead Arranger in its syndication efforts, you hereby agree (a) to provide and cause your advisors to provide the Lead Arranger and the other syndicate members upon request with all information reasonably deemed necessary by the Lead Arranger to complete syndication, including but not limited to information and evaluations prepared by you and your advisors or on your behalf relating to the transactions contemplated hereby, (b) to assist the Lead Arranger upon request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Bank Financing, (c) to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships, (d) to make available your senior officers, representatives and advisors, in each case from time to time, and to attend and make presentations regarding the business and prospects of the Borrower at a meeting or meetings of lenders or prospective lenders and (e) to make available your senior officers and representatives in connection with discussions with the rating agencies; subject, in each case, to the agreement of the Lead Arranger and the other syndicate members and their advisors to keep all non-public information confidential as more fully set forth below. In addition, you agree that no financing for the Borrower or any of its respective subsidiaries or affiliates shall be syndicated, privately placed or publicly offered to the extent that such financing could have an adverse effect on the syndication of the Senior Bank Financing.
          Those matters that are not covered or made clear herein or in the attached Summary of Terms are subject to mutual agreement of the parties. The terms and conditions of this commitment may be modified only in writing. In addition, this commitment is subject to (a) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Summary of Terms, and (b) the accuracy and completeness in all material respects of all representations that you make to us and all information that you furnish to us in connection with this commitment and your compliance with the terms of this Commitment Letter. The Lead Arranger’s commitment set forth in this Commitment Letter will terminate on April 30, 2006, unless the Restatement closes on or before such date. The Lead Arranger shall not be responsible or liable for any consequential damages which may be alleged as a result of its failure to provide the Senior Bank Financing.
          To induce the Lead Arranger to issue this Commitment Letter and to continue with its due diligence efforts, you hereby agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel and consultants) of the Lead Arranger and its affiliates arising in connection with this Commitment Letter (and its due diligence and syndication efforts in connection herewith) and in connection with the Senior Bank Financing and the other transactions described herein shall be for your account, whether or not the Restatement is consummated, the Senior Bank Financing is made available or definitive credit documents are executed. In addition, you hereby agree to pay when and as due the fees described in the fee letter (the “Fee Letter”) executed simultaneously herewith. You further agree to indemnify and hold harmless each of the Lenders (including, in any event, the Lead
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Arranger) and each director, officer, employee and affiliate thereof (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Restatement or the extension or syndication of the Senior Bank Financing contemplated by this Commitment Letter, or in any way arise from any use or intended use of this Commitment Letter or the proceeds of the Senior Bank Financing contemplated by this Commitment Letter, and you agree to reimburse each Indemnified Person upon demand for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Scotia or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise) (collectively, an “Action”); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This Commitment Letter is issued for your benefit only and no other person or entity may rely hereon. Neither Scotia nor any Lender shall be responsible or liable to the Borrower or any other person for consequential damages that may be alleged as a result of this Commitment Letter.
          The Lead Arranger reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to the Lead Arranger in such manner as the Lead Arranger and such affiliates may agree in their sole discretion. Each of you acknowledges that the Lead Arranger may share with any of its affiliates, and such affiliates may share with the Lead Arranger, any information related to the Restatement, the Borrower, any of its subsidiaries or affiliates or any of the matters contemplated hereby in connection with the Restatement.
          The provisions of the immediately preceding two paragraphs shall survive any termination of this Commitment Letter.
          You represent and warrant that (a) all information that has been or will hereafter be made available by or on behalf of you or by any of your representatives in connection with the Restatement and the other transactions contemplated hereby to the Lead Arranger or any of its affiliates or representatives or to any Lender or any potential Lender is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections, if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Lead Arranger or any of its affiliates or representatives or to any Lender or any potential Lender in connection with the Restatement and the other transactions contemplated hereby have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized). You agree to supplement the information and projections from time to time so that the representations and warranties contained in this paragraph remain complete and correct in all material respects.
          In issuing these commitments, the Lead Arranger is relying on the accuracy of the information furnished to it by you or on your behalf or by or on behalf of the Borrower (collectively, the “Pre-Commitment Information”). The obligations of the Lead Arranger under this Commitment Letter and of any Lender that issues a commitment for the Senior Bank Financing are made solely for your benefit and may not be relied upon or enforced by any other person or entity.
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          Scotia hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), Scotia may be, and each Lender is, required to obtain, verify and record information that identifies you, which information includes the name, address, tax identification number and other information regarding you that will allow Scotia or such Lender to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to Scotia and each Lender.
          You, on behalf of yourself and your affiliates, acknowledge and agree that in connection with all aspects of the transactions contemplated by this Commitment Letter, you, Scotia, the Lenders, and any affiliate through which any of them may be acting (each, a “Transaction Affiliate”), have an arm’s-length business relationship that creates no fiduciary duty on the part of Scotia, any Lender or any other Transaction Affiliate and each expressly disclaims any fiduciary relationship.
          You acknowledge that Scotia and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
          You are not authorized to show or circulate this Commitment Letter to any other person or entity (other than your legal and financial advisors in connection with your evaluation hereof and except as required by law or stock exchange requirements) until such time as you have accepted this Commitment Letter as provided in the immediately succeeding paragraph. The Lead Arranger, on behalf of itself and its affiliates, hereby agrees that it will not disclose to any person or entity any confidential, proprietary or non-public information of Kansas City Southern, a Delaware corporation (“Holdings”) and its subsidiaries furnished to the Lead Arranger by the Borrower (such information collectively, “Company Information”), except that the Lead Arranger may disclose Company Information (i) to its and its affiliates’ officers, directors, employees, agents, accountants, attorneys, and other advisors (collectively “Lead Arranger Representatives”) who have a need to know such Company Information for the purpose of assisting in the negotiation and completion of the Senior Bank Financing, (ii) to actual or potential Lenders who have agreed to hold the Company Information in confidence on substantially the same terms as provided herein, and (iii) to the extent any portion of such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this paragraph by any Lead Arranger or the Lead Arranger Representatives, (B) is or becomes available to the Lead Arranger or any Lead Arranger Representatives on a non-confidential basis from a source other than the Borrower or (C) is required to be disclosed by law, regulation or judicial order or is requested by any regulatory body with jurisdiction over any Lead Arranger or a Lead Arranger Representative. Notwithstanding anything to the contrary in this Commitment Letter, the Lead Arranger’s obligations under this paragraph shall terminate on the earlier of (i) the first anniversary of the date of this Commitment Letter and (ii) if definitive agreements are entered into for the Senior Bank Financing, the date such definitive agreements are executed (in which case the confidentiality obligations of the Lead Arranger under this paragraph shall be superseded by the confidentiality obligations in such definitive agreements).
          If this Commitment Letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this Commitment Letter (and any copies hereof) to the undersigned. This Commitment Letter may be executed in any number of counterparts, and by the
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different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.
          If you are in agreement with the foregoing, please sign and return to the Lead Arranger (including by way of facsimile transmission) the enclosed copy of this Commitment Letter, together with the Fee Letter, no later than noon, New York time, on March 17, 2006. Our commitments set forth in this Commitment Letter shall terminate at the time and on the date referenced in the immediately preceding sentence unless this Commitment Letter and the Fee Letter are executed and returned by you as provided in such sentence.
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     This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the state of New York, and any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby. Delivery of an executed counterpart of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

Very truly yours,

THE BANK OF NOVA SCOTIA

By	/s/ V.H. Gibson
Title: V.H. Gibson, Assistant Agent
Agreed to and Accepted this
17th day of March, 2006

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By	/s/ Paul J. Weyandt
Title: Senior Vice President-Finance & Treasurer
THE KANSAS CITY SOUTHERN RAILWAY COMPANY
Commitment Letter

EXHIBIT A
SUMMARY OF CERTAIN TERMS AND CONDITIONS1
I. The Parties

Borrower:	The Kansas City Southern Railway Company, a Missouri corporation
(“Kansas City Southern”).

Holdings:	Kansas City Southern, a Delaware corporation.

Lead Arranger
And Bookrunner:	Scotia Capital.

Syndication Agent:	To be determined.

Administrative Agent:	The Bank of Nova Scotia.

Documentation Agent:	To be determined.

Lenders:	The Bank of Nova Scotia and a syndicate of financial institutions and institutional lenders arranged by the Lead Arranger in consultation with the Borrower.

Guarantors:	Similar to the $250 million Credit Agreement dated as of March 30, 2004 (as amended by (i) Amendment and Waiver No. 1 to the Credit Agreement and Amendment No. 1 to the Security Agreement, dated as of December 22, 2004, (ii) Amendment and Waiver No. 2 to the Credit Agreement, dated as of September 30, 2005, (iii) Amendment No. 3 to the Credit Agreement, dated as of November 4, 2005, (iv) Waiver No. 3 to the Credit Agreement, dated as of December 8, 2005, and (v) Waiver No. 4 to the Credit Agreement, dated as of March 1, 2006, and as may be further amended or otherwise modified from time to time, the “Existing Credit Facility”), all obligations under the Senior Bank Financing shall be unconditionally guaranteed by Holdings and each of Holdings’ and the Borrower’s direct and indirect wholly-owned domestic subsidiaries (Holdings and all of such subsidiaries being, collectively, the “Guarantors”), subject to customary exceptions and exclusions (consistent with the Existing Credit Facility) and release mechanics for transactions of this type and subject to the exclusion of certain subsidiaries to be agreed.

[1]	Terms used herein and not otherwise defined being used as defined in the Commitment Letter to which this Exhibit A is attached.
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Summary of Certain Terms and Conditions

II. Description of Credit Facilities Comprising the Senior Bank Financing
A. Term Loan Facility

Term Loan B Facility:	$246.2 million Term Loan B Facility.

Maturity and Amortization:	The final maturity of the Term Loan B Facility shall be the date which occurs seven years after the Closing Date. The loans under the Term Loan B Facility (the “Term B Loans”), shall be repaid during the final year of the Term B Loans in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

Use of Proceeds:	The Term B Loans shall only be utilized (i) to effect the amendment and restatement of the Existing Credit Facility (the “Restatement”) and to pay fees and expenses incurred in connection with the Restatement, and (ii) for general corporate purposes.

Availability:	Term B Loans may only be borrowed on the Closing Date. No amount of Term B Loans once repaid may be reborrowed.
B. Revolving Credit Facility

Revolving Credit Facility:	$125 million Revolving Credit Facility, with a letter of credit sublimit of $25 million and a swingline of $15 million.

Maturity:	The final maturity of the Revolving Credit Facility shall be the date which occurs five years after the Closing Date. Loans made pursuant to the Revolving Credit Facility (the “Revolving Loans”) shall be repaid in full on the fifth anniversary of the Closing Date, and all letters of credit issued thereunder shall terminate prior to such time.

Use of Proceeds:	The Revolving Loans shall be utilized solely for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes.

Availability:	Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date.
III.Terms Applicable to the Entire Senior Bank Financing

Closing Date	On or before April 30, 2006.

Security:	Similar to the Existing Credit Facility, the Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in all of the following:

(a) All shares of capital stock of (or other ownership interests in) and intercompany debt of the Borrower and each present and future domestic subsidiary of the Borrower or such Guarantor
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(excluding, for the avoidance of doubt, the Meridian Speedway Joint Venture (as defined in the Existing Credit Facility)).

(b) All present and future property and assets, real and personal, of the Borrower or such Guarantor, including, but not limited to, machinery and equipment (including, without limitation, rolling stock equipment and accessories), inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash, but excluding rolling stock acquired after the Closing Date that is subject to purchase money financing within 180 days of acquisition.

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

In addition, Holdings shall not pledge, or permit any of its subsidiaries to pledge, the equity interests in the Meridian Speedway Joint Venture to any third party without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, the Lead Arranger may agree to exclude particular assets from time to time acquired by the Borrower or any Guarantor from the collateral package if it determines that the cost of including such assets would be excessive relative to the benefits to the Lenders of including such assets as collateral.

Interest Rates:	At the option of the Borrower, the Revolving Loans and the Term Loan (collectively, the “Loans”) may be maintained from time to time as (x) Base Rate Loans which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (y) Eurodollar Loans which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period, provided that until the earlier to occur of (x) the 30th day following the Closing Date and (y) that date upon which the Lead Arranger has determined (and notifies the Borrower) that the primary syndication of the Senior Bank Financing (and the resultant addition of institutions as Lenders) has been completed no Eurodollar Loans having an interest period greater than one month may be incurred.

“Base Rate” shall mean the higher of (x) 1/2 of 1% in excess of the federal funds rate or (y) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time.

The “Applicable Margin” means at any time (a) with respect to the Revolving Credit Facility, (i) until the first date after the Closing Date when the Borrower delivers the financial statements and related
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certificates and schedules required by the loan documentation for the Senior Bank Financing, 1.50% per annum in the case of Eurodollar Rate Loans and 0.50% per annum in the case of Base Rate Loans, and (ii) thereafter, the applicable percentage per annum determined in accordance with the step-ups and step-downs reflected on the pricing grid set forth in Annex A hereto and (b) with respect to the Term B Facility, 1.50% per annum in the case of Eurodollar Rate Loans and 0.50% per annum in the case of Base Rate Loans.

Interest will accrue, in the case of overdue amounts, at the otherwise applicable rate plus 2% per annum.

Interest periods of 1, 2, 3 and 6 months (or such shorter periods as may be available and acceptable to the Lenders) shall be available in the case of Eurodollar Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans, and at maturity. All interest accruing by reference to the Eurodollar Rate and other fee calculations shall be based on a 360-day year and all interest accruing by reference to the Base Rate shall be calculated based on a 365/366 day year.

Unused Commitment Fees:	The applicable percentage per annum determined in accordance with the step-ups and step-downs reflected on the pricing grid set forth in Annex A hereto on the unused portion of each Lender’s share of the Senior Bank Financing from and after the Closing Date, payable (a) quarterly in arrears and (b) on the date of termination or expiration of the commitments.

Letter of Credit Fees:	Applicable Margin for Eurodollar Loans which are Revolving Loans on the aggregate outstanding stated amounts of letters of credit plus an additional 1/4 of 1% on the aggregate outstanding stated amounts of letters of credit to be paid as a fronting fee to the issuing bank.

Voluntary Commit- ment Reductions:	Substantially similar to the Existing Credit Facility.

Voluntary Prepayment:	Substantially similar to the Existing Credit Facility.

Mandatory Prepayment:	Substantially similar to the Existing Credit Facility, all net cash proceeds (a) from sales of property and assets of Holdings and its subsidiaries (except for sales of inventory, non-operating assets and non-income producing assets in the ordinary course of business and subject to a reinvestment provision to be negotiated and an additional annual basket of an amount to be agreed), (b) property insurance and condemnation
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proceeds (subject to a reinvestment provision to be negotiated), and (c) from the issuance after the Closing Date of additional debt of Holdings and its subsidiaries otherwise permitted under the loan documentation (subject to exceptions to be agreed and except that proceeds not exceeding $125 million received in connection with indebtedness incurred by Holdings or its subsidiaries owing to the Meridian Speedway Joint Venture (as defined in the Existing Credit Facility) and as currently permitted by the Existing Credit Facility shall not be subject to a mandatory prepayment of the Term Loan B Facility), and 50% of Excess Cash Flow (to be defined in the loan documentation) of the Borrower and its subsidiaries for so long as the total leverage ratio is greater than 4.00:1:00, shall be applied to prepay the Senior Bank Financing, ratably to the principal repayment installments of the Term B Facility on a pro rata basis and then to the Revolving Credit Facility.

Documentation:	Each of the commitments will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with this Summary of Certain Terms and Conditions, in each case prepared by counsel to the Lead Arranger.

Conditions Precedent to Initial Extension of Credit	The final loan documentation will contain the following conditions precedent:
:

(a) The final terms and conditions of the Restatement, including, without limitation, all legal and tax aspects thereof, shall be as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the information furnished by or on behalf of the Borrower (the “Pre-Commitment Information”).

(b) All of the capital stock of the Borrower shall be owned by Holdings and all capital stock of the Borrower’s subsidiaries shall be owned by the Borrower, Holdings, or one or more of the Borrower’s subsidiaries, in each case free and clear of any lien, charge or encumbrance, other than the liens and security interests created under the loan documentation; the Lenders shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock (other than the stock of the Meridian Speedway Joint Venture) and in the other collateral referred to under the section “Security” above; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid. Notwithstanding the foregoing, the Lead Arranger may grant reasonable extensions of time for the perfection of liens on real property and other particular assets where perfection cannot be accomplished by the Closing Date.
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Summary of Certain Terms and Conditions

(c)	All governmental and third party consents and approvals necessary in connection with the Restatement and the Senior Bank Financing shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the Restatement or the Senior Bank Financing.

(d)	The Borrower and each Guarantor shall have delivered certificates, in form and substance satisfactory to the Lenders, attesting to the Solvency (as hereinafter defined) of the Borrower and such Guarantor, as the case may be, in each case individually and together with its subsidiaries, taken as a whole, immediately before and immediately after giving effect to the Restatement, from their respective chief financial officers. As used herein, the term “Solvency” of any person means (i) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (iv) such person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.

(e)	The Lenders shall have been given such access to the management, records, books of account, contracts and properties of Holdings and its subsidiaries and shall have received such financial, business and other information regarding each of the foregoing persons as they shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, collective bargaining agreements and other arrangements with employees, annual financial statements dated December 31, 2005, accompanied by an unqualified opinion of independent auditors of Holdings and its subsidiaries, pro forma consolidated financial statements as to the Borrower and its subsidiaries, and forecasts prepared by management of the Borrower, in a form satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for the three succeeding years thereafter.

(f)	The Lenders shall have received (i) satisfactory opinions of counsel for the Borrower and the Guarantors as to the transactions contemplated hereby and (ii) such corporate
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resolutions, certificates and other documents as the Lenders shall reasonably request.

	(g)	The Borrower shall have, and shall have caused each other obligor under the security documents to, execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required to cause the collateral to have a perfected, first priority security interest in favor of the Secured Parties (to be defined in the Senior Bank Financing).

	(h)	There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower and each of the Guarantors therein shall be true and correct immediately prior to, and after giving effect to, the initial extension of credit under the loan documentation.

	(i)	All accrued fees and expenses of the Administrative Agent, the Lead Arranger and the Lenders (including the fees and expenses of counsel for the Lead Arranger and local counsel for the Lenders) shall have been paid.

	(j)	The Senior Bank Financing shall have received debt ratings from Moody’s and S&P.

Conditions Precedent to Subsequent Extensions of Credit:	There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower and each of the Guarantors therein shall be true and correct immediately prior to, and after giving effect to, such extension of credit.

Representations and Warranties, Covenants and Events of Default:	Substantially similar to the Existing Credit Facility except that:

	(k)	Covenant thresholds/levels shall be determined upon a review of revised projections.

	(l)	The definition of “Debt” in the documentation in respect of the Senior Bank Financing shall exclude certain indebtedness in respect of purchase agreement indemnity and other claims that may be satisfied by Kansas City Southern or its subsidiaries with the issuance of stock or other equity interests of Kansas City Southern or its subsidiaries; provided that such indebtedness must be repaid with such stock or equity interests unless (i) after giving effect to any payment in cash, the Parent would have been in compliance with the financial covenants (including the leverage ratio) as determined on a pro forma basis as of the most recently ended fiscal quarter as if such indebtedness had constituted “Debt” or (ii) if the Revolving Credit Facility would
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Summary of Certain Terms and Conditions

remain undrawn after such repayment and have availability thereunder of not less than $25 million.

(m) If the ratings of the Senior Bank Financing are less than Ba3 from Moody’s and BB+ from S&P, in each case with stable outlook, at such time, the Senior Bank Financing shall mature on the date that is 90 days prior to the maturity date of any public debt securities of the Borrower unless (i) such debt securities are successfully refinanced on or prior to such date or (ii) an amount sufficient to indefeasibly repay such debt securities has been deposited with the applicable bond trustee on or prior to such date and, after giving pro forma effect to such deposit, the Borrower is in pro forma compliance with all financial covenants.

Expenses:	The Borrower shall pay all of the Administrative Agent’s and the Lead Arranger’s reasonable fees and all other out-of-pocket expenses incurred by the Administrative Agent or the Lead Arranger (including the fees and expenses of counsel for the Lead Arranger) in connection with syndicating and documenting the Senior Bank Financing, whether or not any of the transactions contemplated hereby are consummated, as well as all reasonable expenses of the Administrative Agent in connection with the administration of the loan documentation. The Borrower shall also pay the reasonable expenses of the Administrative Agent, the Lead Arranger and the Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Restatement or the Senior Bank Financing other than to the extent such claims or losses have been finally determined by a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of such person.

Required Lenders:	Lenders holding more than 50% of the aggregate amount of loans and commitments under the Senior Bank Financing.

Waivers & Amendments:	Substantially similar to the Existing Credit Facility.

Assignments and Participations:	Assignments must be to Eligible Assignees (as defined in the Existing Credit Facility) approved by the Borrower for so long as no event of default has occurred and been continuing (such approval not to be unreasonably withheld) and, in each case other than an assignment to a Lender or an assignment of the entirety of a Lender’s interest in the Senior Bank Financing, in a minimum amount equal to $1 million. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or
THE KANSAS CITY SOUTHERN RAILWAY COMPANY
Summary of Certain Terms and Conditions

part of its rights or obligations under the loan documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral.

Taxes:	All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Lenders) to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Miscellaneous:	Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial, submission to jurisdiction and judgment currency provisions.

Governing Law:	New York.

Counsel for the Lead Arranger:	Shearman & Sterling LLP.
THE KANSAS CITY SOUTHERN RAILWAY COMPANY
Summary of Certain Terms and Conditions

Annex A
Pricing Grid

	Applicable	Applicable
	Margin for	Margin for	Unused
	Base Rate	Eurodollar	Commitment
Leverage Ratio	Loans	Rate Loans	Fee
Level I greater than 5.25: 1.00	0.500%	1.500%	0.500%

Level II greater than 4.25: 1.00 but less than or equal to 5.25: 1.00	0.250%	1.250%	0.500%

Level III greater than 3.25: 1.00 but less than or equal to 4.25:1.00	0.000%	1.000%	0.375%

Level IV less than or equal to 3.25: 1.00	0.000%	0.875%	0.375%

THE KANSAS CITY SOUTHERN RAILWAY COMPANY
Summary of Certain Terms and Conditions